Exhibit 99.1

Imation Corp. Receives Notice from NYSE Regarding Continued Listing Standards

OAKDALE, MN -(PR Newswire)--(September 20, 2016) — Imation Corp. (NYSE:IMN) (“Imation” or the “Company”) today announced that on September 14, 2016, the Company received a written notice from NYSE Regulation (the “Notice”) stating that the Company is not in compliance with the continued listing standards set forth in Section 802.01C of the Listed Company Manual of the New York Stock Exchange (the “NYSE”), which requires the average closing price of the Company’s common stock to be not less than $1.00 over a consecutive 30 trading-day period. In accordance with NYSE rules, the Company intends to notify the NYSE on or before September 28, 2016 of its intent to cure the deficiency identified in the Notice.

The Notice states that Company must bring its share price and average share price back above $1.00 by six months following receipt of the Notice. The Company can regain compliance at any time during the six-month cure period if on the last trading day of any calendar month during the cure period the closing share price of the Company’s common stock is at least $1.00 and the average closing share price of the Company’s common stock is at least $1.00 over the 30 trading-day period ending on the last trading day of that month. In the event that at the expiration of the six-month cure period, both a $1.00 closing share price on the last trading day of the cure period and a $1.00 average closing share price over the 30 trading-day period ending on the last trading day of the cure period are not attained, the NYSE will commence suspension and delisting procedures with respect to the Company’s common stock. Separately, if the Company determines that, if necessary, it will cure the price condition by taking an action that will require approval of its shareholders, it must so inform the NYSE in the notification due on or before September 28, 2016, must obtain the shareholder approval by no later than the Company’s next annual meeting, and must implement the action promptly thereafter. The price condition will be deemed cured if the price promptly exceeds $1.00 per share, and the price remains above the level for at least the following 30 trading days.

The Notice has no immediate impact on the listing of the Company’s common stock, which will continue to be listed and traded on the NYSE during the applicable cure period, subject to the Company’s compliance with the NYSE’s other applicable continued listing standards, but will continue to be assigned a “.BC” indicator by the NYSE to signify that the Company is below compliance with the NYSE’s continued listing standards. The “.BC” indicator will be removed at such time as the Company is deemed compliant with the NYSE’s continued listing standards.

About Imation

Imation is a holding company that also is involved in asset management. Imation’s Nexsan subsidiary is engaged in global data storage and data security business. At the corporate level, there is an ongoing strategic review as Imation expects to seek and explore new opportunities that will allow it to pursue a diverse range of business opportunities and deploy its excess cash.

CONTACT:

Imation Corp.
Danny Zheng, 651-704-4311
dzheng@imation.com